UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 4, 2012

CHINA XD PLASTICS COMPANY LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-34546	04-3836208
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

No. 9 Dalian North Road, Haping Road Centralized Industrial Park, Harbin Development Zone, Heilongjiang Province, PRC 150060
(Address of Principal Executive Offices)

(86) 451-8434-6600
(Registrant’s Telephone Number, Including Area Code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 18, 2012, Mr. Robert L. Brisotti entered into a Separation Agreement and General Release (the “Separation Agreement”) with China XD Plastics Company Limited (the “Company”), a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02. Pursuant to the Separation Agreement, Mr. Brisotti resigned from his positions with the Company as an independent director and as a member of the Audit Committee, the Compensation Committee and the Nominating Committee, respectively, of the Board of Directors of the Company (the “Board”), effective October 4, 2012 (the “Resignation Date”).  Pursuant to the Separation Agreement, Mr. Brisotti is entitled to a monthly service fee of US$5,000 for the period from September 18, 2012 to the Resignation Date and an annual retainer consisting of restricted shares of common stock of the Company equal to US$50,000 for his services rendered to the Company from January 1, 2012 to the Resignation Date.

There were no disagreements between Mr. Brisotti and the Company on any matter relating to the Company’s operations, policies or practices which resulted in his resignation.

On October 4, 2012, Mr. Brisotti entered into a Consulting Agreement with the Company, a copy of which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02. Pursuant to the Consulting Agreement, Mr. Brisotti remains as an consultant to the Company for a period of six months starting from October 4, 2012. Mr. Brisotti is entitled to a monthly service fee for US$5,000 during the period of this Consulting Agreement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1 10.2	Separation Agreement and General Release dated September 18, 2012. Consulting Agreement dated October 4, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 10, 2012

CHINA XD PLASTICS COMPANY LIMITED

By:	/s/ Jie Han
Name: Jie Han
Title: Title: Chief Executive Officer